Exhibit 10.14

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

CANADIAN SPINAL RESEARCH ORGANIZATION

and

ACORDA THERAPEUTICS, INC.

THIS AMENDED AND RESTATED LICENSE AGREEMENT made as of  August 1, 2003  (the “Restatement Date”), by and between CANADIAN SPINAL RESEARCH ORGANIZATION, a not-for-profit corporation organized and existing under the laws of Ontario and having its principal office at 120 Newkirk Road, Unit 2, Richmond Hill, Ontario, L4C 9S7 (“CSRO”) and ACORDA THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at  16 Skyline Drive, Hawthorne, New York 10532 (“ACORDA”).

W I T N E S S E T H:

WHEREAS, CSRO owns or has rights to certain Patent Assets and Know How (each as defined herein) relating to the use of 4-aminopyridine (“4-AP”) in the reduction of chronic pain and spasticity in a spinal cord injured patient;

WHEREAS, CSRO, Purdue and McMaster have entered into that certain Inter-Institutional Agreement, effective as of October 18, 1993 (the “Inter-Institutional Agreement”), pursuant to which CSRO acquired the sole authority to license rights to any patents included in the Patent Assets;

WHEREAS, pursuant to the Assignments, CSRO obtained an Assignment from the Inventors of the Patent Assets (all as defined herein);

WHEREAS, pursuant to a License Agreement (the “1995 Agreement”), effective August 9, 1995 (the “1995 Agreement Effective Date”), between CSRO and ACORDA, CSRO granted ACORDA an exclusive license under the Patent Assets; and

WHEREAS, the Parties agree that the 1995 Agreement should be amended and restated to reflect the intentions of the Parties, effective as of the 1995 Agreement Effective Date, except where indicated to be effective as of the Restatement Date;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree that the 1995 Agreement, and all of the terms, conditions and provisions of the 1995 Agreement, are hereby superceded and replaced in their entirety by this Agreement and the terms, conditions and provisions hereof, effective as of the 1995 Agreement Effective Date, as follows:

ARTICLE I
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1.                              “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2.                              “Assignment(s)” shall mean the Assignments from the Inventors to CSRO of the Patent Assets dated October 16 and October 20, 1996 and filed with the United States Patent and Trademark Office on or about November 11, 1996 in the forms attached hereto as Exhibit 1.2.

1.3.                              “Business Day(s)” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.4.                              “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.                              “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.6.                              “Compound” shall mean the chemical compound known as 4-aminopyridine, as diagrammed on Schedule 1.6 hereto, and any other compounds disclosed, covered or included in the Patent Assets.

1.7.                              “CSRO Intellectual Property” shall mean the Patent Assets and Know-How.

1.8.                              “Know-How” shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which

(a)                                  relate to Compound or Product; and

(b)                                 are owned by CSRO or are in CSRO’s possession or control and as to which CSRO has the right to license or sublicense to Third Parties.

Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, regulatory, and any other data or information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including such rights which CSRO may have to data or information developed by Third Parties.

1.9.                              “Effective Date” shall mean the 1995 Agreement Effective Date.

1.10.                        “First Commercial Sale” shall mean the first sale of Product by ACORDA, its Affiliate or its sublicensees in a country, for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be deemed to constitute a First Commercial Sale.

1.11.                        “GAAP” means United States generally accepted accounting principles, consistently applied.

1.12.                        “Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.13.                        “Inventors” shall mean Robert R. Hansebout and Andrew R. Blight.

1.14.                        “Net Sales” shall mean the gross amount invoiced for commercial sales of Product in the Territory by ACORDA, its Affiliates or its sublicensees to Third Parties commencing upon the date of First Commercial Sale in any country in the Territory, after deducting, in accordance with GAAP, the following:

(i)                                                  reasonable and customary trade, cash and quantity discounts and rebates;

(ii)                                               recalls, credits and allowances on account of returned or rejected Product, including allowance for breakage or spoilage;

(iii)                                            legally allowed chargebacks, rebates or similar payments granted to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(iv)                                           sales or excise taxes, VAT or other taxes, and transportation, freight, shipping and insurance charges and additional special transportation, custom duties, and other governmental charges;

(v)                                              retroactive price reductions; and

(vi)                                           write-offs or allowances for bad debts.

Sales or other transfers between ACORDA and its Affiliates or sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates or sublicensees.

1.15.                        “Party” shall mean CSRO or ACORDA.

1.16.                        “Patent Assets” shall mean the patents and patent applications which as of the Effective Date or at any time during the term of this Agreement

(a)                                  are owned or controlled by CSRO or which CSRO through license or otherwise has or acquires rights from a Third Party, and

(b)                                 relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, use, or otherwise relate to Know-How, including all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations or extensions thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.16 hereto and the patents and patent applications included in the definition of Patent Rights under the Inter-Institutional Agreement, and any counterparts thereof which have been or may be filed in other countries.

1.17.                        “Product” shall mean any product in final form for commercial sale (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as at least one of the therapeutically active ingredients in all dosage forms and package configurations for any indication.

1.18.                        “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.19.                        “Regulatory Approval” means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a regulatory jurisdiction.

1.20.                        “Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sale occurs and (ii) for each subsequent year, each successive Calendar Year.

1.21.                        “Territory” shall mean all of the countries in the world.

1.22.                        “Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.23.                        “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II
LICENSE; SUBLICENSES

2.1.                              License Grant.  CSRO hereby grants to ACORDA an exclusive (even as to CSRO) license under the CSRO Intellectual Property, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product in the Territory.  CSRO reserves the right to practice the Patent Assets for its own internal research and educational purposes; provided, however, that such use is for non-commercial academic purposes only and for no other purpose.

2.2.                              Improvements by ACORDA.  All rights and title to and interest in any Improvement developed or discovered by ACORDA in connection with the license granted under Section 2.1 above or ACORDA’s activities hereunder shall be vested solely in ACORDA.

2.3.                              a. Sublicenses.  ACORDA shall have the right to grant sublicenses of the licenses granted to it under Section 2.1 of this Agreement to Affiliates or any Third Party. ACORDA shall advise CSRO, on a confidential basis, of any sublicense granted by it.

ARTICLE III
EXCHANGE OF INFORMATION; REGULATORY MATTERS

3.1.                              Exchange of Information.  Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, CSRO shall promptly disclose to ACORDA in writing on an ongoing basis all CSRO Intellectual Property related to the Compound or Product, and any and all additions or revisions thereto. ACORDA shall provide CSRO with an annual written report summarizing the status of ACORDA’s clinical development and regulatory activities with respect to Compound and Product by delivering to CSRO the summary of the annual report to the investigational new drug application relating to the use of Compound and Product submitted by ACORDA to the U.S. Food and Drug Administration in connection with the periodic reporting requirements of such investigational new drug application. Any disclosures contained in such reports shall be deemed Proprietary Information and shall remain the intellectual property of ACORDA.

3.2.                              Regulatory Matters.

(a)                                  ACORDA shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approvals. ACORDA shall promptly notify CSRO upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

(b)                                 Upon ACORDA’s request, CSRO shall consult and cooperate with ACORDA in connection with obtaining Regulatory Approval of Product.

3.3.                              Trademark. ACORDA shall select, own and maintain trademarks for Product in the Territory.

ARTICLE IV
CONFIDENTIALITY AND PUBLICITY

4.1.                              Non-Disclosure and Non-Use Obligations.  All Proprietary Information and Know-how disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement.  The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)                                  is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)                                 is or becomes properly in the public domain or knowledge;

(c)                                  is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)                                 is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.                              Permitted Disclosure of Proprietary Information.  Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)                                  to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations

(b)                                 by ACORDA or its agents, consultants, Affiliates, sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

(c)                                  if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

4.3.                              Publication.    In the event CSRO or any Affiliate of or consultant to CSRO wishes to make a publication relating to Compound or Product, it shall deliver to ACORDA a copy of the proposed publication or an outline of the oral disclosure at least sixty (60) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement.

4.4.                              Confidential Terms.    Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party, except as required by securities or other applicable laws, to prospective investors to such party’s accountants, attorneys and other professional advisors.  Without limiting any of the foregoing, it is understood that ACORDA or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the Securities and Exchange Commission (“SEC”) or any other governmental agency, may file this Agreement as an exhibit to any filing with the SEC or such agency and may distribute any such filing in the ordinary course of its business.

ARTICLE V
 ROYALTIES AND REPORTS

5.1.                              Royalties.

5.1.1                        Royalty Payments.

(i)                                                                                     Subject to the terms and conditions of this Agreement, and in consideration of the rights granted by CSRO hereunder, ACORDA shall pay to CSRO royalties in an amount equal to [**] of Net Sales in each country in the Territory where the manufacture, use or sale of Product would, absent the license granted hereunder, infringe one or more Valid Claims in such country.

(ii)                                                                                  Royalties on Net Sales at the rate set forth in (i) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the earlier of (A) the expiration of the last to expire Patent Asset in such country or (B) ten (10) years following the date of First Commercial Sale of Product in such country.  Thereafter, ACORDA shall be relieved of any royalty payment under this Agreement.

(iii)                                                                               The payment of royalties set forth above shall be subject to the following conditions:

(A)                                                                              only one payment shall be due with respect to the same unit of Product;

(B)                                                                                no multiple royalties shall be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim;

(C)                                                                                no royalties shall accrue on the disposition of Product by ACORDA, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to clinical trials or for research and and/or development; and

(D)                                                                               CSRO shall be responsible for payment of any royalties or other obligations owed by CSRO to any Third Party, including without limitation, pursuant to the Inter-Institutional Agreement.

5.1.2                        Affiliate and Sublicensee Sales.  In the event that ACORDA transfers Compound or Product to one of its Affiliates or sublicensees, there shall be no royalty due at the time of transfer.  Subsequent sales of Product by the Affiliates or sublicensees to Third Parties such as patients, hospitals, medical institutions, health plans or funds, wholesalers (which are not sublicensees), pharmacies or other retailers, shall be reported as Net Sales hereunder.

5.1.3                        Compulsory Licenses.  If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.1.1, then the royalty rate to be paid by ACORDA on Net Sales in that country under Section 5.1.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

5.1.4                        Combination Product.  Notwithstanding the provisions of Section 5.1.1, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product.  If no such separate sales are made by ACORDA or its Affiliates or sublicensees, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

5.2.                              Reports; Payment of Royalty.  During the term of the Agreement for so long as royalty payments are due, ACORDA shall furnish to CSRO a written report for each Calendar Quarter showing the Net Sales of all Products subject to royalty payments during the reporting period and the royalties payable to CSRO under this Agreement.  Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter.  Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due.  ACORDA shall keep complete and accurate records in sufficient detail to enable the royalties hereunder to be determined.  ACORDA shall retain such records for twenty-four (24) months after the submission of the corresponding report.

5.3.                              Audits.  Upon the written request of CSRO and not more than once during the twelve (12) month period next following the expiration of each Royalty Year during the term of the Agreement, ACORDA shall, at CSRO’s expense, permit an independent certified public accounting firm selected by CSRO and reasonably acceptable to ACORDA to have access during normal business hours, upon thirty (30) days prior notice to ACORDA, to such of the records of ACORDA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to CSRO only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  This Section 5.3 shall survive the expiration or termination of this Agreement for a period of two years.

5.3.1                        If such accounting firm concludes that additional royalties were owed during such period, ACORDA shall promptly pay the additional royalties within sixty (60) days of the date CSRO delivers to ACORDA such accounting firm’s written report so concluding; provided however, that, in the event that ACORDA shall not be in agreement with the conclusion of such report (a) ACORDA shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 10.7 herein.  In the event such accounting firm concludes that amounts were overpaid by ACORDA during such period, CSRO shall repay ACORDA the amount of such overpayment within sixty (60) days of the date CSRO delivers to ACORDA such accounting firm’s written report so concluding, provided, however, that, in the event that CSRO shall not be in agreement with the conclusion of such report (a) CSRO shall not be required to repay such overpayment and (b) such matter shall be resolved pursuant to the provisions of Section 10.7 herein. The fees charged by such accounting firm shall be paid by CSRO; provided, however, that if an error in favor of CSRO of more than the greater of (i) $100,000 or (ii) ten percent (10%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by ACORDA. Payments of additional royalties under this Section 5.3.1 shall be made with interest from the date such amounts were due, at the prime rate reported by Chase Manhattan Bank, New York, New York.

5.3.2                        Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon CSRO, and ACORDA shall be released from any liability or accountability with respect to royalties for such year.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

5.3.3                        CSRO shall treat all financial information subject to review under this Section 5.3. in accordance with the confidentiality provisions of this Agreement.

5.4.                              Payment Exchange Rate.  All payments to CSRO under this Agreement shall be made in United States dollars.  In the case of sales outside the United States, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with the conversion rates published in the Wall Street Journal, Eastern edition (if available).

5.5.                              Tax Withholding.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, CSRO shall provide ACORDA, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and ACORDA shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. ACORDA will use commercially reasonable efforts consistent with its usual business practices and cooperate with CSRO to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.6.                              Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as ACORDA may determine.  When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties or other payments that ACORDA or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs).  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

5.7.                              Other Payments.  The parties hereto acknowledge that, in further consideration of the rights granted by CSRO hereunder, ACORDA had issued to CSRO on the Effective Date warrants, dated August 9, 1995, to purchase up to an aggregate of [**] shares of common stock of ACORDA which warrants have since been exercised in full.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1.                              CSRO Representations and Warranties.  CSRO represents and warrants to ACORDA that as of the Restatement Date:

(a)                                  this Agreement has been duly executed and delivered by CSRO and constitutes legal, valid, and binding obligations enforceable against CSRO in accordance with its terms;

(b)                                 no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by CSRO of this Agreement or the consummation by CSRO of the transactions contemplated hereby;

(c)                                  CSRO has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby;  all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(d)                                 the issued patents included in the Patent Assets are valid and enforceable over any references or prior art known to CSRO or its agents, taken alone or in combination;

(e)                                  CSRO has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the CSRO Intellectual Property or entered into any agreement with any Third Party which is in conflict with the rights granted to ACORDA pursuant to this Agreement;

(f)                                    CSRO is the sole owner of the CSRO Intellectual Property, all of which is free and clear of any security interests, liens, charges, encumbrances or restrictions on license, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, including without limitation, McMaster or Purdue, has any claim of ownership with respect to the CSRO Intellectual Property, whatsoever; the Assignments are valid and in full force and effect as of the Restatement Date and CSRO is not aware of any claims challenging the validity of the Assignments;

(g)                                 CSRO  has disclosed to ACORDA the complete texts of all Patent Assets as well as all information received by CSRO concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving a Patent Asset, and that it will continue such disclosure with respect to new events during the term of the Agreement;

(h)                                 CSRO has the sole and exclusive authority to grant the rights and licenses granted under Article II and CSRO has not previously granted, and will not grant, or engage in any discussions to grant, during the term of this Agreement, any right, license or interest in and to the CSRO Intellectual

Property, or any portion thereof, inconsistent with the license granted to ACORDA herein;

(i)                                     Schedule 1.16 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned by CSRO or to which CSRO has the right to license;

(j)                                     there are no claims, judgments or settlements against or owed by CSRO or pending or, to the best of its knowledge, threatened claims or litigation relating to the Patent Assets;

(k)                                  CSRO has disclosed to ACORDA all relevant information known by it regarding the CSRO Intellectual Property reasonably related to the activities contemplated under this Agreement;

(l)                                     no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b);

(m)                               in connection with development of Compound and Product, CSRO has complied in all material respects with applicable U.S. laws and regulations;

(n)                                 CSRO has not entered into any contracts, agreements and other arrangements with any Third Parties relating to the research, development or commercialization of the Compound or Product; and

(o)                                 Attached as Exhibit 6.1(o) is a true and complete copy of the Inter-Institutional Agreement, including all supplements thereto and modifications or amendments thereof.  CSRO is not, and to the best of its knowledge, neither Purdue or McMaster is, in default under or in breach of any terms or provisions of the Inter-Institutional Agreement and such agreement is in full force and effect as of the date hereof.  During the term of this Agreement, CSRO shall not amend, modify, terminate or cause a default under the Inter-Institutional Agreement. In the event that CSRO receives notice from either Purdue or McMaster or any other Third Party that CSRO has committed a breach of its obligations under the Inter-Institutional Agreement, or if CSRO anticipates such breach, or any other claim that may give rise to a right by any Third Party to terminate or otherwise diminish CSRO’s rights to the Patent Assets and/or otherwise diminish CSRO’s ability to perform its obligations under this Agreement, CSRO shall immediately notify ACORDA of such situation, and CSRO shall promptly cure such breach.  However, if CSRO is unable to cure such breach, CSRO shall, to the extent possible, permit ACORDA to cure such breach and to negotiate directly with Purdue or McMaster or any other such Third Party.

6.2.                              ACORDA Representations and Warranties.  ACORDA represents and warrants to CSRO that as of the Effective Date and the Restatement Date:

(a)                                  this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

(b)                                 it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c)                                  no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII
PATENT MATTERS

7.1.                              Filing, Prosecution and Maintenance of Patent Applications or Patents. ACORDA shall file, prosecute and maintain the Patent Assets in CSRO’s name and shall be responsible for the payment of all patent prosecution and maintenance costs. Upon ACORDA’s request, CSRO shall reasonably cooperate in the filing, prosecution or maintenance of such patent application or patent. If ACORDA elects not to file, prosecute or maintain a patent application or patent included in the Patent Assets, it shall provide CSRO with written advance notice sufficient to avoid any loss or forfeiture, and CSRO shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in CSRO’s name. Thereafter, ACORDA’s royalty obligations related to that Patent Asset shall terminate and such patent or patent application shall no longer be deemed a Patent Asset. The responsible Party under this Section 7.1 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.  ACORDA shall inform CSRO of any significant developments in the prosecution of pending patent applications included in the Patent Assets, including the issuance of any final office actions, allowance of claims, or grant of any domestic or foreign patent based thereon.

7.2.                              Patent Office Proceedings.  Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets.  ACORDA shall have the option to conduct any such proceedings relating to the Patent Assets, and may offset any expenses incurred therein against royalties due to CSRO under this Agreement. Each Party thereafter shall cooperate with the other with respect to any such patent office proceedings.

7.3.                              Enforcement and Defense.

(a)                                  Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party’s attention.  The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party.  However, ACORDA shall have the first right to initiate and prosecute such legal action and in the name of CSRO and ACORDA, or to control the defense of any declaratory judgment action relating to Patent Assets.  The initiation and prosecution of such legal action will be at ACORDA’s expense; provided, however, that ACORDA shall be entitled to offset fifty percent (50%) of amounts expended in connection with such action against royalties due to CSRO under this Agreement.  ACORDA shall promptly inform CSRO if ACORDA elects not to exercise such first right, and CSRO thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of CSRO and, if necessary, ACORDA.  In no event shall ACORDA be obligated to enforce or defend any of the Patent Assets.

(b)                                 If ACORDA elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3 (a), and CSRO elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by CSRO.

(c)                                  For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action.  In connection with any such action, the Parties will cooperate and will provide each other with any information or assistance that either reasonably may request.

(d)                                 Any recovery obtained by ACORDA or CSRO shall be shared as follows:

(i)                                    the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)                                 the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii)                              if CSRO initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by CSRO; and

(iv)                             if ACORDA initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by ACORDA, except that CSRO shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales.

(e)                                  If the practice by ACORDA of the license granted herein results in any allegation or claim of infringement of an intellectual property right of a Third Party against ACORDA, ACORDA shall have the exclusive right but not the obligation to defend such claim, suit or authority to settle such suit; provided, however, CSRO shall cooperate with ACORDA’s reasonable request, in connection with the defense of such claim or suit.  ACORDA shall be entitled to offset any amounts expended in connection with such proceeding, including attorneys’ fees and professional fees, against any royalties it would otherwise owe CSRO under this Agreement, up to a maximum of fifty percent (50%) of the royalties due.

(f)                                    CSRO shall inform ACORDA of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide ACORDA with a copy of such certification within five (5) days of receipt.  CSRO’s and ACORDA’s rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(d) (i) through (iv); provided, however, that ACORDA shall exercise the first right to initiate and prosecute, or defend, any action and shall inform CSRO of such decision within fifteen (15) days of receipt of the certification, after which time, if ACORDA has not advised CSRO of its intention to initiate and prosecute, or defend, such action, CSRO shall have the right to initiate and prosecute, or defend, such action.

7.4.                              Patent Term Extensions or Restorations and Supplemental Protection Certificates.  The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by ACORDA.  If elections with respect to obtaining such extension or supplemental protection certificates are to be made, ACORDA shall have the right to make the election and CSRO shall abide by such election. CSRO shall notify ACORDA of (a) the issuance of each U.S. patent included within the Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an abbreviated new drug application (“ANDA”).  Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent’s date of issue or receipt of each such notice pursuant to the 1984 Act, whichever is applicable.  The Party responsible for filing shall notify the other Party of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Assets.  Likewise, the responsible Party shall inform the other Party of patent extensions in the rest of the world regarding any Product.

ARTICLE VIII
INDEMNIFICATION

8.1.                              ACORDA Indemnification.  ACORDA shall indemnify, defend and hold CSRO harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorney’s and professional fees and other expenses of litigation and/or arbitration) (collectively, “Losses”) resulting from (i) a claim, suit or proceeding brought by a Third Party against CSRO, arising from, or occurring as a result of, activities performed by ACORDA or its sublicensees in connection with the use, development, manufacture or sale of any Product or Compound, except to the extent caused by the negligence or willful misconduct of CSRO; or (ii) a breach of ACORDA’s representations and warranties contained in Article VI.  CSRO shall promptly notify ACORDA of any Loss for which CSRO intends to claim such indemnification, and cooperate fully with ACORDA in the investigation, conduct and defense of any claim covered by this Section 8.1 and provide full information with respect thereto.

8.2.                              CSRO Indemnification.  CSRO shall indemnify, defend and hold ACORDA harmless from and against any and all Losses resulting from the negligence or willful misconduct of CSRO or a breach of CSRO’s representations and warranties contained in Article VI.  ACORDA shall promptly notify CSRO of any Loss for which CSRO intends to claim such indemnification, and cooperate fully with ACORDA in the investigation, conduct and defense of any claim covered by this Section 8.2 and provide full information with respect thereto.

ARTICLE IX
TERM AND TERMINATION

9.1.                              Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 9.2 and 9.3 below, the term of this Agreement shall continue in effect until expiration of all royalty or other payment obligations hereunder.   Expiration of this Agreement shall not preclude ACORDA from continuing to make, use or sell Product in the Territory without further compensation to CSRO.

9.2.                              Termination by Notice.  Notwithstanding anything contained herein to the contrary, ACORDA shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to CSRO.  Except as set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and (ii) the provisions of Section 9.4 shall be applicable.

9.3.                              Termination.

9.3.1                        Termination for Cause.  Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a)                                  if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b)                                 upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within sixty (60) days after the filing thereof.

9.3.2                        Licensee Rights Not Affected.

(a)                                  In the event ACORDA terminates this Agreement under Section 9.3.1(b), or this Agreement is otherwise terminated under Section 9.3.1(b), or CSRO is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that ACORDA and CSRO shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CSRO under the Bankruptcy Code, ACORDA shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by ACORDA.

(b)                                 In the event ACORDA is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts.  The Parties agree that applicable law does not excuse CSRO from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than ACORDA.

9.4.                              Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. ACORDA, its Affiliates and its sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture.  In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination and the provisions of Articles VIII and X shall survive the expiration or termination of this Agreement.  Upon any termination of this Agreement, each party shall promptly return to the other party all Proprietary Information received from the other party (except one copy of which may be retained for archival purposes). In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination.  Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE X

MISCELLANEOUS

10.1.                        Right to Develop Independently.  Nothing in this Agreement will impair ACORDA’s right to independently acquire, license, develop, or have others develop for it, similar technology performing similar functions to the Products or to market and distribute products based on other technology.

10.2.                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war

(whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

10.3.                        Assignment.  The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that ACORDA may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Product or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.4.                        Severability.  In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties.  In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.5.                        Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to ACORDA to:

ACORDA THERAPEUTICS, INC.
16 Skyline Drive
Hawthorne, New York 10532
Attention: Ron Cohen
Fax No.: (914) 347-4560

if to CSRO to:

CANADIAN SPINAL RESEARCH ORGANIZATION
120 Newkirk Road, Unit 2
Richmond Hill, Ontario L4C 9S7
Attention: Barry Munro
Fax No.: (905) 508-4002

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

10.6.                        Applicable Law.  The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws.

10.7.                        Dispute Resolution.

(a)                                  The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations.  Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection

(b)                                 Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the American Arbitration Association (“AAA”) procedures.  The place of the mediation shall be New York, New York.  If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c)                                  If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.  During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration.  If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the AAA rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of ACORDA and CSRO and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. Any such arbitration shall be held in New York, New York, USA.

(d)                                 The arbitrators shall have the authority to direct the Parties as to the manner in which the Parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Section shall be construed to preclude either Party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration.   In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the AAA.

Any mediation or arbitration proceeding entered into pursuant to this Section 10.6 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

10.8.                        Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings, including without limitation, the 1995 Agreement. The Parties agree that the 1995 Agreement is hereby terminated, and notwithstanding anything contained therein to the contrary,  is of no further force or effect.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.9.                        Independent Contractors.  It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.10.                  Waiver.  The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.11.                  Further Assurances.  At any time or from time to time on and after the Effective Date, CSRO shall at the request of ACORDA (i) deliver to ACORDA such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions as ACORDA may reasonably deem necessary or desirable in order for ACORDA to obtain the full benefits of this Agreement and the transactions contemplated hereby.

10.12.                  Headings.  The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.13.                  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.14.                  Use of Names Except as otherwise provided in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to be filed to obtain Regulatory Approval or to comply with applicable laws, rules or regulations.

10.15.                  LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CANADIAN SPINAL RESEARCH ORGANIZATION

By:	/s/ Barry Munro
	Name:	Barry Munro
	Title:	President

ACORDA THERAPEUTICS, INC.

By:	/s/ Harold Safferstein
	Name:	Harold Safferstein
	Title:	VP of Business Development

EXHIBIT 1.2

ASSIGNMENTS

SCHEDULE 1.6

DIAGRAM OF 4-AP

4-aminopyridine (“4-AP”), C5H6N2, MW 94

SCHEDULE 1.16
PATENT ASSETS

Case Number:                         A01

Title:	USE OF 4-AMINOPYRIDINE IN THE REDUCTION OF CHRONIC PAIN AND SPASTICITY IN A SPINAL CORD INJURED PATIENT	Inventor(s):
Hansebout, Robert R. Blight, Andrew R
Client:	Acorda Therapeutics Inc.
Owner:	Canadian Spinal Research Organization
Disclosure Status:	Filed
Disclosure Date:
Attorney(s):	MF

Country	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date	Expiration Date
Australia		PCT	Granted	56911/94	20-Dec-1993	676251	06-Mar-1997	18-Dec-2012
Austria		PCT	Granted	1993094902578	20-Dec-1993	0241981	15-Jun-2003	20-Dec-2013
Bulgaria		PCT	Granted	99047	20-Dec-1993	62272	12-Nov-1998	20-Dec-2013
Canada		PCT	Pending	2085785	20-Dec-1993			18-Dec-2012
Czech Republic		ORD	Granted	PV2254-94	20-Dec-1993	284441	11-Nov-1998	20-Dec-2013
European Patent Convention		PCT	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
France		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
Germany, Federal Republic of		EPC	Granted	94902578.7	20-Dec-1993	69333014	04-Jun-2003	20-Dec-2013
Hungary		PCT	Granted	P94-02647	20-Dec-1993	219583	02-Aug-2001	20-Dec-2013
Ireland		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
Italy		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
Japan		PCT	Granted	6-514637	20-Dec-1993	8504772	21-May-1996	20-Dec-2013
Korea, Democratic People’s Republic of		PCT	Granted	P-94-354	20-Dec-1993	31250	30-Aug-1997	20-Dec-2013
Korea, Republic of		PCT	Granted	94-702838	20-Dec-1993	10-301415	25-Jun-2001	20-Dec-2013
Liechtenstein		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
Netherlands		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
New Zealand		PCT	Granted	258844	20-Dec-1993	258844	09-Oct-2000	20-Dec-2013
Norway		PCT	Granted	1994 3049	20-Dec-1993	308.644	09-Oct-2000	20-Dec-2013
Russian Federation		PCT	Granted	94041207.00	20-Dec-1993	2160590	20-Oct-2000	20-Dec-2013
Singapore		PCT	Granted	9705418-3	19-Apr-1996	48615	20-Jul-1999	19-Apr-2016
Slovakia		PCT	Granted	PV-0969-94	20-Dec-1993	280922	24-May-2000	20-Dec-2013
Spain		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
Sweden		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
United Kingdom		EPC	Granted	94902578.7	20-Dec-1993	0626848	04-Jun-2003	20-Dec-2013
United States of America		ORD	Granted	08/290757	13-Sep-1994	5545648	13-Aug-1996	13-Sep-2014

Abstract:  A method of reducing chronic pain and spasticity in a spinal cord injured patient in need of such treatment comprising administering an effective amount of 4-aminopyridine to said patient.

EXHIBIT 6.1(o)

INTER-INSTITUTIONAL AGREEMENT

i